UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 3, 2015

TALON INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13669	95-4654481
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

21900 Burbank Blvd., Suite 270
Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 444-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2015, Talon International, Inc. (“Talon”), entered into an amendment (the “Amendment”) to the Commercial Credit Agreement, originally entered into on December 31, 2013 (as amended, the “Credit Agreement”), between Talon and MUFG Union Bank, N.A. (formerly Union Bank, N.A., “Union Bank”) to change the terms under the Credit Agreement. The parties agreed to modify the fixed charge covenants for the first two quarters of 2015, and the minimum EBITDA covenant for all of 2015; to increase the interest rates on outstanding balances by 1% commencing as of March 1, 2015 (to the applicable reference plus 3.5% for the revolving loan and 3.75% for the term loan); to require certain prepayments to the term loan; and to re-amortize the regular term loan payments due for the remaining term of the Credit Agreement.

The additional principal repayments total $600,000, of which $400,000 will be applied to the term loan during the second quarter of 2015 and $200,000 during the third quarter of 2015. In connection with the Amendment Talon agreed to pay Union Bank a loan modification fee of $50,000, half of which shall be payable on March 31, 2015 and the other half on June 30, 2015.

As outlined by the Amendment, financial covenants in the Credit Agreement require Talon and its subsidiaries to maintain the following (specific terms as defined in the Credit Agreement): a Fixed Charge Coverage Ratio between Adjusted EBITDA and future principal and interest payments of not less than 0.70:1.00 as of March 31, 2015, 1.00:1.00 as of June 30, 2015, and 1.25:1.00 as of the close of each fiscal quarter thereafter; a minimum EBITDA for the 12-month period ended as of the last day of each quarter of at least $1,750,000 as of the close of each of the fiscal quarters in 2015, and at least $2,750,000 as of the close of each fiscal quarter thereafter; and no incurrence of a net loss after taxes for more than two consecutive fiscal quarters commencing January 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.

Date: March 9, 2015	By:	/s/ Lonnie D. Schnell
Lonnie D. Schnell, Chief Executive Officer

 3